Recent Developments

The following preliminary financial information at or for the three and nine months ended September 30, 2015 is based upon our estimates and subject to completion of our financial closing procedures.  This information has been prepared solely on the basis of currently available information by, and is the responsibility of, management. Our independent registered public accounting firm, Castaing, Hussey, and Lolan LLC, has not audited or reviewed, and does not express an opinion with respect to this information. This summary is not a comprehensive statement of our financial results at September 30, 2015 or for the three and nine months ended September 30, 2015 and remains subject to, among other things, the completion of our financial closing procedures, final adjustments, and completion of the review of our financial statements.

Net income available to common shareholders is estimated to be between $3.7 million and $3.9 million for the three months ended September 30, 2015 compared to $2.9 million for the three months ended September 30, 2014. Net income available to common shareholders is estimated to be between $10.7 million and $10.9 million for the nine months ended September 30, 2015 compared to $8.1 million for the nine months ended September 30, 2014. Our earnings per common share for the three months ended September 30, 2015 are estimated to be $0.60 per common share compared to $0.45 per common share for the three months ended September 30, 2014.  Our earnings per common share for the nine months ended September 30, 2015 are estimated to be $1.72 per common share compared to $1.29 per common share for the nine months ended September 30, 2014.

The increase in net income available to common shareholders for the three and nine months ended September 30, 2015 as compared to the prior year periods was due to an increase in loan interest income and due to the completion of the sale of our shares in a preferred security that converted to common stock in the first quarter of 2015 resulting in a pre-tax gain on sale of $2.2 million and $2.7 million for the three and nine months ended September 30, 2015, respectively.  The increase in net income available to common shareholders for the three and nine months ended September 30, 2015 as compared to the prior year periods was offset in part by an increase in the provision for loan losses associated with loan growth and the non-performing loans described below.

Total assets are estimated to have decreased by approximately $90 million to approximately $1.4 billion at September 30, 2015 as compared to December 31, 2014.  In the third quarter of 2015, we continued our strategy of transitioning assets from lower yielding securities into higher yielding loans.  Investment securities declined to approximately $518 million at September 30, 2015 from $642 million at December 31, 2014.  Gross loans, before the allowance for loan losses, increased to approximately $857 million at September 30, 2015 from $790 million at December 31, 2014.  Net loans increased approximately $65.7 million to $847 million at September 30, 2015 from $781 million at December 31, 2014.  Net loans increased during the first nine months of 2015 primarily due to a $34.7 million increase in commercial and industrial loans, a $15.2 million increase in one- to four-family residential loans and a $10.5 million increase in consumer and other loans.  Syndicated loans decreased $9 million to approximately $120 million at September 30, 2015 as compared to $129 million at December 31, 2014.

Commercial and industrial loans increased during the nine months ended September 30, 2015 due to originations of small business loans. One- to four-family residential loans increased primarily due to the purchase of $11.1 million in conforming one- to four-family residential loans and due to an increase in our local loan originations during the nine months ended September 30, 2015. During the same time period, consumer and other loans increased primarily due to $3.4 million in new commercial lease originations and an increase to an existing loan relationship with a depository institution.
Total deposits decreased to $1.3 billion at September 30, 2015 from $1.4 billion at December 31, 2014. Noninterest-bearing demand deposits increased to approximately $209 million at September 30, 2015 from $208 million at December 31, 2014.  Savings accounts increased to approximately $81 million at September 30, 2015 from $75 million at December 31, 2014. Interest-bearing demand deposits decreased by approximately $69 million to approximately $363 million at September 30, 2015 from $432 million at December 31, 2014.  Time deposits declined by approximately $37 million to $620 million at September 30, 2015 from $657 million at December 31, 2014.  The decrease in deposits was primarily due to seasonal declines in public funds deposits and our decision to reduce higher cost deposits. Individual and business deposits totaled approximately $729 million and public funds deposits totaled approximately $544 million at September 30, 2015.  Our cost of interest bearing liabilities improved to 0.77% for the third quarter of 2015 compared to 0.81% for the third quarter of 2014.  Our cost of interest bearing liabilities improved to 0.76% for the nine months ended September 30, 2015 compared to 0.83% for the same period in 2014.
Common shareholders' equity increased to approximately $109 million at September 30, 2015 from $106 million at June 30, 2015 and $100 million at December 31, 2014.

Book value per common share increased to approximately $17.31 at September 30, 2015 from $15.92 at December 31, 2014.

Net income is primarily a function of net interest income, provision for loan losses, noninterest income, noninterest expense and provision for income taxes. Our estimates of these primary components of net income available to common shareholders for the three months ended September 30, 2015 are:

•	Net interest income is estimated to be between $11.7 million and $11.8 million as compared to $10.9 million for the three months ended September 30, 2014;

•	Provision for loan losses is estimated to be between $1.8 million and $1.9 million as compared to $0.4 million for the three months ended September 30, 2014;

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Noninterest income is estimated to be between $3.7 million and $3.8 million, which included a one-time pre-tax gain on sales of an equity security in the amount of $2.2 million, as compared to $1.6 million for the three months ended September 30, 2014;

•	Noninterest expense is estimated to be between $7.7 million and $7.8 million as compared to $7.6 million for the three months ended September 30, 2014;

•	Pretax net income is estimated to be between $5.8 million and $5.9 million as compared to $4.4 million for the three months ended September 30, 2014; and

•	Provision for income taxes is estimated to be between $1.9 million and $2.0 million as compared to $1.5 million for the three months ended September 30, 2014.

Our estimates of the primary components of net income available to common shareholders' for the nine months ended September 30, 2015 are:

•	Net interest income is estimated to be between $35.3 million and $35.5 million as compared to $32.4 million for the nine months ended September 30, 2014;

•	Provision for loan losses is estimated to be between $2.8 million and $2.9 million as compared to $1.0 million for the nine months ended September 30, 2014;

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Noninterest income is estimated to be between $7.5 million and $7.7 million, which included a one-time pre-tax gain on sales of an equity security in the amount of $2.7 million, as compared to $4.7 million for the nine months ended September 30, 2014;

•	Noninterest expense is estimated to be between $23.3 million and $23.5 million as compared to $23.4 million for the nine months ended September 30, 2014;

•	Pretax net income is estimated to be between $16.6 million and $16.8 million as compared to $12.7 million for the nine months ended September 30, 2014; and

•	Provision for income taxes is estimated to be between $5.6 million and $5.7 million as compared to $4.2 million for the nine months ended September 30, 2014.

Our estimated results of operations for the three months ended September 30, 2015 are estimated to produce an average return on assets between 1.04% and 1.08% and net interest margin between 3.25% and 3.30%.  Return on average common equity was estimated to be between 13.80% and 13.90% for the three months ended September 30, 2015.

Our estimated results of operations for the nine months ended September 30, 2015 are estimated to produce an average return on assets between 0.97% and 1.0% and net interest margin between 3.20% and 3.25%.  Return on average common equity was estimated to be between 13.50% and 13.60% for the nine months ended September 30, 2015.

At September 30, 2015, our non-performing assets totaled approximately $22.9 million, or 1.60% of total assets, compared to $15.0 million, or 0.99% of total assets at December 31, 2014.  Non-performing loans totaled $20.6 million, or 2.40% of total loans at September 30, 2015 compared to $12.8 million, or 1.62% of total loans at December 31, 2014.  The increase in non-performing assets and non-performing loans was primarily due to two commercial real estate loans: (1) a $5.4 million loan secured by a multi-family property; and (2) a $2.9 million loan secured by a multi-family property. Both of these loans were previously classified as either special mention or substandard.  The two credits experienced declines in occupancy, estimated repayment ability, or collateral valuation which led to management's decision to place them on non-accrual status at September 30, 2015.

The allowance for loan losses at September 30, 2015 totaled $9.8 million, an increase of $0.7 million from the December 31, 2014 balance of $9.1 million. The allowance balance increased primary due to strong loan growth in 2015. The provision for loan losses in the amount of $2.9 million was partially offset by charge-offs of $2.2 million for the first nine months of 2015.  The allowance for loan losses to total loans is estimated to be approximately 1.15% at September 30, 2015, as compared to 1.15% at December 31, 2014.
At September 30, 2015 loans 90 days or greater delinquent and still accruing totaled approximately $0.1 million, a decline of $0.5 million from December 31, 2014.
Other real estate owned totaled approximately $2.3 million at September 30, 2015, an increase of $0.1 million from $2.2 million at December 31, 2014.

First Guaranty Bancshares paid a quarterly dividend of $0.16 per share for the third quarter of 2015 on September 30, 2015.  We have paid a quarterly dividend for 89 consecutive quarters as of September 30, 2015.

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